Exhibit 99.1

News Release For more information, please contact: MEDIA: Jon Harris 312-549-5356 Jon.Harris@ConAgraFoods.com ANALYSTS: Johan Nystedt 312-549-5002 IR@ConAgraFoods.com

CONAGRA FOODS DELIVERS CONTINUED MARGIN EXPANSION PROPELLING FIRST QUARTER EPS AHEAD OF EXPECTATIONS

Conagra Brands and Lamb Weston to Host Investor Days in October

CHICAGO, September 29, 2016 — Today ConAgra Foods, Inc. (NYSE: CAG) reported results for the fiscal 2017 first quarter ended August 28, 2016.

Highlights

(all comparisons are against the year ago period, unless otherwise noted)

•	GAAP diluted EPS from continuing operations of $0.42 grew 10% from $0.38; adjusted diluted EPS from continuing operations of $0.61, better than anticipated, grew 49%.

•	“Adjusted” financial measures exclude comparability items and are non-GAAP measures. Please see the end of this release for reconciliations to the most directly comparable GAAP measures.

•	Net sales decreased 5%, largely driven by the Company’s decisive actions to build a higher quality revenue base, divestitures, and foreign exchange. Specifically, divestitures and the impact of foreign exchange reduced sales approximately 2 percentage points.

•	Gross profit (net sales less cost of goods sold) as a percent of net sales expanded approximately 200 basis points behind pricing and trade spending discipline, mix improvement, and supply chain efficiencies.

•	Completed sales of Spicetec Flavors & Seasonings and JM Swank businesses during the quarter.

CEO Perspective

Sean Connolly, president and chief executive officer of ConAgra Foods, commented, “We continue to make strong progress as we reshape our portfolio, capabilities, and culture. Our efforts to infuse focus and discipline into our consumer businesses are clearly enabling us to expand our margins as we build a higher quality revenue base, improve efficiency, and deliver stronger, more consistent performance. While we are taking broad-based actions to build a higher quality revenue base, the related volume declines are concentrated in brands where we have historically under-priced and over-promoted.”

He added, “I’m very pleased with the outstanding performance of the Lamb Weston business this quarter. We look forward to sharing more detailed information on Lamb Weston and Conagra Brands at each company’s respective investor event next month.”

Total Company Results

Net sales decreased 5% as a result of volume declines associated with the Company’s actions to build a higher quality revenue base, partially offset by Lamb Weston’s continued growth and increased price/mix. Divestitures and the impact of foreign exchange reduced sales approximately 2 percentage points.

GAAP gross profit grew 3% to $724 million from $701 million in the year-ago period, and adjusted gross profit grew 3% to $728 million. The increases were driven primarily by increased price/mix, input cost favorability, and supply chain productivity, which more than offset the decline in volume. As a percentage of net sales, both GAAP gross profit and adjusted gross profit were 27% compared with 25% in the prior year.

GAAP diluted EPS from continuing operations for the first quarter of fiscal 2017 was $0.42 compared to $0.38 in the year-ago period, an increase of 10% from year-ago period. Adjusted diluted EPS from continuing operations was $0.61, compared to $0.41 in the year-ago period, an increase of 49%. The growth reflects strong performance in the Commercial segment’s Lamb Weston business, margin expansion in the Grocery & Snacks segment, lower selling, general, and administrative (SG&A) expenses, and lower interest expense as a result of debt reduction. These benefits were partially offset by volume declines, the previously reported recall in the Refrigerated & Frozen segment, and the impact of foreign exchange.

New Reporting Segments

To align with the recent changes to the organization, the Company now reports results in five reporting segments:

•	Grocery & Snacks - Branded, shelf-stable food items sold in retail channels in the United States

•	Refrigerated & Frozen - Branded, refrigerated and frozen food items sold in retail channels in the United States

•	International - Branded food items sold in retail channels outside the United States

•	Foodservice - Food items sold to restaurants, foodservice operators, and commercial customers primarily in the United States

•	Commercial - Lamb Weston, Spicetec Flavors & Seasonings, and JM Swank businesses

The former Consumer segment consisted primarily of the new Grocery & Snacks, Refrigerated & Frozen, and International segments. The former Commercial segment consisted primarily of the new Foodservice and Commercial segments. The new Commercial segment consists primarily of the Lamb Weston business, which will be spun off later this year. Following the completion of the spin-off, Conagra Brands expects to report the results for the Lamb Weston business as discontinued operations for all periods prior to the spin-off. The Grocery & Snacks, Refrigerated & Frozen, International, and Foodservice segments consist primarily of the businesses that will remain with Conagra Brands following completion of the spin-off.

Unconsolidated joint ventures will continue to be reported as equity method investment earnings in the consolidated Statement of Operations.

Grocery & Snacks Segment

Net sales for the segment decreased 5%. More disciplined pricing and trade promotion practices resulted in price/mix increasing 1% while volume declined 6%.

Operating profit for the Grocery & Snacks segment reflected strong margin expansion in the quarter. Supply chain productivity, favorable input costs, disciplined pricing and trade promotion practices, and continued SG&A discipline more than offset decreased sales and drove a 29% increase in operating profit and a 31% increase in adjusted operating profit.

Refrigerated & Frozen Segment

Net sales for the segment decreased 8% reflecting the Company’s decisive actions to build a higher quality revenue base. Price/mix increased 3%, while volume declined 11%, behind the impact from increased pricing in Banquet frozen entrees and reduction of deep trade and promotion discounts.

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Operating profit and adjusted operating profit for the Refrigerated & Frozen Segment grew 14%. Disciplined pricing actions, favorable input costs, and supply chain productivity more than offset decreased sales and the impact of the frozen food product recall.

International Segment

Net sales for the segment decreased 6% to $195 million. The Company estimates that the impact of foreign exchange decreased the segment’s net sales by approximately 5%, while higher price/mix partially offset a 2% volume decrease in the segment.

The International segment reported an operating loss of $149 million compared with operating profit of $17 million in the year-ago period, reflecting goodwill and intangible impairment charges of approximately $164 million pre-tax. As result of the segment reorganization in the quarter, the Company now evaluates goodwill impairment at a lower business level than in the past. As part of this evaluation, significant foreign exchange movements and weaker sales trends have negatively impacted the value of certain businesses on a U.S. dollar basis. Adjusted segment operating profit decreased 12% to $15 million.

Foodservice Segment

Net sales for the segment decreased 1% to $268 million. Operating profit decreased 17% from $26 million in the year-ago period to $22 million, and adjusted operating profit decreased 10% to $24 million.

The segment was negatively affected by the normalization of egg margins after last year’s avian influenza outbreak.

Commercial Segment

Lamb Weston’s 4% growth was more than offset by the impact of the divested businesses, which drove a 2% net sales decrease for the segment.

Operating profit grew 210% to $346 million, which includes $198 million of gains from the sales of the Spicetec Flavors & Seasonings and JM Swank businesses, compared with operating profit of $112 million in the year-ago period. Adjusted operating profit grew 33% to $148 million as Lamb Weston’s sales growth and favorable input costs more than offset the impact of the divested businesses.

As previously announced, the Company completed the divestitures of its Spicetec Flavors & Seasonings business and its JM Swank business during the quarter. The Commercial segment includes the results of these businesses through the completion of the sales of the businesses on July 25, 2016.

Corporate Expenses

GAAP corporate expenses were $49 million in the quarter compared with $79 million in the year-ago period. Adjusted corporate expenses were $38 million in the quarter compared with $66 million in the year-ago period, reflecting planned benefits from our cost savings efforts, along with some benefits related to timing of certain costs.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $1 million of net benefit in the current quarter and $2 million of net loss in the year-ago period. The company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Other Items

Equity method investment earnings were $24 million for the current quarter and $37 million in the year-ago period. The decrease is primarily attributable to a decrease in Ardent Mills profitability.

Net interest expense was $59 million in the current quarter and $80 million in the year-ago period, driven by significant debt reduction over the past several quarters.

Capital Allocation

The Company repaid approximately $550 million of debt in the quarter.

Dividends paid during the quarter totaled $110 million compared with $107 million in the year-ago period. In addition, the Company repurchased approximately 1.8 million shares for $86 million during the quarter.

Capital expenditures for property, plant and equipment were $117 million in the quarter, and depreciation and amortization was $93 million.

Outlook

The Company expects this to be the last earnings release as ConAgra Foods.

The Company remains on-track to execute the spin-off of the Lamb Weston business this fall. The spin-off will result in two independent, publicly-traded, pure play companies, Conagra Brands and Lamb Weston.

Conagra Brands and Lamb Weston have announced their intention to host investor events on October 18, 2016 and October 13, 2016, respectively. Each company expects to share more details, including fiscal year 2017 and longer-term outlooks, growth initiatives, efficiency programs, and capital allocation priorities, at these events.

Major Items Impacting First-Quarter Fiscal 2017 EPS Comparability

Included in the $0.42 diluted EPS from continuing operations for the first quarter of fiscal 2017 (EPS amounts rounded and after tax):

•	Approximately $0.34 per diluted share of net expense, or $164 million pretax ($150 million after tax), related to an impairment charge in the Canadian business. (all SG&A)

•	Approximately $0.02 per diluted share of net expense, or $14 million pretax ($9 million after tax), related to restructuring plans. ($5 million in cost of goods sold and $9 million in SG&A)

•	Approximately $0.02 per diluted share of net expense, or $10 million pretax ($10 million after tax), related to the planned spin-off of Lamb Weston. (all SG&A)

•	Approximately $0.17 per diluted share of net gain, or $198 million pretax ($75 million after tax), related to the gain on the sales of the Spicetec Flavors & Seasonings and JM Swank businesses. (all SG&A)

•	Approximately $0.02 per diluted share of net gain from favorable adjustments to state tax assets related to net operating and capital losses.

Included in the $0.38 diluted EPS from continuing operations for the first quarter of fiscal 2016 (EPS amounts rounded and after tax):

•	Approximately $0.02 per diluted share of net expense, or $17 million pretax ($11 million after tax), related to restructuring charges. ($4 million in cost of goods sold, and $13 million in SG&A)

•	Approximately $0.01 from the impact of rounding

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Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-855-5837 and 1-719-325-2237 and providing the conference ID of 1480143. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic and international participants may access the digital replay by dialing 1-888-203-1112 and 1-719-457-0820, respectively, and entering the pass code of 1480143. A rebroadcast also will be available on the company’s website. In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

About ConAgra Foods

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s leading packaged food companies with recognized brands such as Marie Callender’s®, Healthy Choice®, Slim Jim®, Hebrew National®, Orville Redenbacher’s®, Peter Pan®, Reddi-wip®, PAM®, Snack Pack®, Banquet®, Chef Boyardee®, Egg Beaters®, Hunt’s® and many other ConAgra Foods brands found in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We undertake no responsibility for updating these statements. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: our ability to successfully complete the spin-off of our Lamb Weston business on a tax-free basis, within the expected time frame or at all, and achieve the intended benefits of the spin-off; general economic and industry conditions; our ability to successfully execute our long-term value creation strategy; our ability to access capital; our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; the effectiveness of our hedging activities, including volatility in commodities that could negatively impact our derivative positions and, in turn, our earnings; the competitive environment and related market conditions; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters; actions of governments and regulatory factors affecting our businesses, including the Patient Protection and Affordable Care Act; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; our ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release.

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Q1 FY17 & Q1 FY16 Diluted EPS from Continuing Operations

	Q1 FY17	Q1 FY16	% Change
Diluted EPS from continuing operations	$0.42	$0.38	10.5%
Net expense related to restructuring plans	0.02	0.02
Net expense related to Lamb Weston spin preparation	0.02	—
Net benefit related to gain on Spicetec sale	(0.13)	—
Net benefit related to gain on JM Swank sale	(0.04)	—
Net expense related to goodwill and intangible impairment charges	0.34	—
Net benefit related to unusual tax items	(0.02)	—
Rounding	—	0.01

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.61	$0.41	48.8%

Grocery & Snacks Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Grocery & Snacks Segment Operating Profit	$180.5	$139.5	29.4%
Net expense related to restructuring plans	4.9	2.4

Grocery & Snacks Segment Adjusted Operating Profit	$185.4	$141.9	30.7%

Refrigerated & Frozen Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Refrigerated & Frozen Segment Operating Profit	$92.2	$81.1	13.7%
Net expense related to restructuring plans	5.0	4.1

Refrigerated & Frozen Segment Adjusted Operating Profit	$97.2	$85.2	14.1%

International Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
International Segment Operating Profit (loss)	$(149.2)	$16.5	N/A
Net expense related to restructuring plans	0.2	0.1
Net expense related to goodwill and intangible impairment charges	163.6	—

International Segment Adjusted Operating Profit	$14.6	$16.6	(12.0)%

Foodservice Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Foodservice Segment Operating Profit	$21.7	$26.1	(16.9)%
Net expense related to restructuring plans	1.8	0.1

Foodservice Segment Adjusted Operating Profit	$23.5	$26.2	(10.3)%

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Commercial Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Commercial Segment Operating Profit	$346.4	$111.8	209.8%
Net benefit related to gain on Spicetec sale	(145.0)	—
Net benefit related to gain on JM Swank sale	(53.2)	—

Commercial Segment Adjusted Operating Profit	$148.2	$111.8	32.6%

Total Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Total Segment Operating Profit (from above)	$491.6	$375.0	31.1%
Total Adjustments Within Segments (from above)	(22.7)	6.7

Total Adjusted Segment Operating Profit	$468.9	$381.7	22.8%

Corporate Expense Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Selling, general and administrative expenses	$281.5	$405.4	(30.6)%
Less: selling, general and administrative expenses from reporting segments	231.5	328.3
Plus: Corporate cost of goods sold	(1.0)	2.2

Corporate expenses	$49.0	$79.3
Net expense related to restructuring plans	(2.2)	(10.7)
Net expense related to Lamb Weston spin preparation	(9.7)	—
Net income (expense) related to hedging	1.0	(2.2)

Corporate adjusted expenses	$38.1	$66.4	(42.6)%

Gross Margin Reconciliation

Gross Margin: Gross Profit as a % of Net sales

	Q1 FY17	Q1 FY16
Net sales	$2,667.5	$2,794.9
Cost of goods sold	1,943.4	2,093.8

Gross Profit	$724.1	$701.1
Net expense related to restructuring plans included in cost of goods sold	5.2	3.7
Net expense (income) related to hedging	(1.0)	2.2

Gross Profit adjusted for items impacting comparability	$728.3	$707.0
Adjusted Gross Margin	27.3%	25.3%

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 28, 2016	August 30, 2015	Percent Change
SALES
Grocery & Snacks	$757.2	$800.5	(5.4)%
Refrigerated & Frozen	604.6	657.6	(8.1)%
International	194.7	206.4	(5.7)%
Foodservice	268.0	270.6	(1.0)%
Commercial	843.0	859.8	(2.0)%

Total	2,667.5	2,794.9	(4.6)%
OPERATING PROFIT
Grocery & Snacks	$180.5	$139.5	29.4%
Refrigerated & Frozen	92.2	81.1	13.7%
International	(149.2)	16.5	N/A
Foodservice	21.7	26.1	(16.9)%
Commercial	346.4	111.8	209.8%

Total operating profit for segments	491.6	375.0	31.1%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(49.0)	(79.3)	(38.2)%
Interest expense, net	(59.0)	(80.3)	(26.5)%

Income from continuing operations before income taxes and equity method investment earnings	$383.6	$215.4	78.1%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

This press release includes certain non-GAAP financial measures, including diluted earnings per share from continuing operations adjusted for items impacting comparability, adjusted operating profit for each of the Grocery & Snacks segment, the Refrigerated & Frozen segment, the International segment, the Foodservice segment and the Consumer Foods segment and adjusted unallocated corporate expense. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

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ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 28, 2016	August 30, 2015	Percent Change
Net sales	$2,667.5	$2,794.9	(4.6)%
Costs and expenses:
Cost of goods sold	1,943.4	2,093.8	(7.2)%
Selling, general and administrative expenses	281.5	405.4	(30.6)%
Interest expense, net	59.0	80.3	(26.5)%

Income from continuing operations before income taxes and equity method investment earnings	383.6	215.4	78.1%
Income tax expense	218.7	85.0	157.3%
Equity method investment earnings	23.6	37.0	(36.2)%

Income from continuing operations	188.5	167.4	12.6%
Income (loss) from discontinued operations, net of tax	1.5	(1,319.8)	N/A

Net income (loss)	$190.0	$(1,152.4)	N/A

Less: Net income attributable to noncontrolling interests	3.8	1.7	123.5%

Net income (loss) attributable to ConAgra Foods, Inc.	$186.2	$(1,154.1)	N/A

Earnings (loss) per share - basic
Income from continuing operations	$0.42	$0.38	10.5%
Income (loss) from discontinued operations	—	(3.06)	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$0.42	$(2.68)	N/A

Weighted average shares outstanding	439.0	430.7	1.9%

Earnings (loss) per share - diluted
Income from continuing operations	$0.42	$0.38	10.5%
Income (loss) from discontinued operations	—	(3.03)	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$0.42	$(2.65)	N/A

Weighted average share and share equivalents outstanding	442.7	435.7	1.6%

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ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	August 28, 2016	May 29, 2016
ASSETS
Current assets
Cash and cash equivalents	$794.6	$834.5
Receivables, less allowance for doubtful accounts of $4.8 and $3.7	847.0	836.6
Inventories	1,637.9	1,582.1
Prepaid expenses and other current assets	127.6	206.5
Current assets held for sale	—	117.0

Total current assets	3,407.1	3,576.7
Property, plant and equipment, net	2,736.8	2,710.3
Goodwill	4,390.6	4,530.1
Brands, trademarks and other intangibles, net	1,243.5	1,276.8
Other assets	1,052.1	1,067.2
Noncurrent assets held for sale	5.8	229.5

	$12,835.9	$13,390.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$35.1	$38.8
Current installments of long-term debt	487.6	571.4
Accounts payable	992.9	945.4
Accrued payroll	124.9	271.1
Other accrued liabilities	724.3	651.0
Current liabilities held for sale	—	54.7

Total current liabilities	2,364.8	2,532.4
Senior long-term debt, excluding current installments	4,255.5	4,721.9
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,220.1	2,144.1
Noncurrent liabilities held for sale	—	1.5
Total stockholders’ equity	3,799.6	3,794.8

	$12,835.9	$13,390.6

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ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 28, 2016	August 30, 2015
Cash flows from operating activities:
Net income (loss)	$190.0	$(1,152.4)
Income (loss) from discontinued operations	1.5	(1,319.8)

Income from continuing operations	188.5	167.4
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	92.7	91.7
Asset impairment charges	164.1	0.6
Gain on divestitures	(198.2)	—
Earnings of affiliates in excess of distributions	(9.1)	(33.9)
Share-based payments expense	8.6	9.2
Contributions to pension plans	(3.0)	(2.7)
Pension benefit	(6.5)	—
Other items	9.0	(2.1)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(9.2)	(63.9)
Inventory	(58.7)	(113.1)
Deferred income taxes and income taxes payable, net	220.0	4.1
Prepaid expenses and other current assets	15.9	11.0
Accounts payable	72.1	51.8
Accrued payroll	(146.0)	(55.3)
Other accrued liabilities	(3.3)	(0.9)

Net cash flows from operating activities — continuing operations	336.9	63.9
Net cash flows from operating activities — discontinued operations	(11.0)	29.2

Net cash flows from operating activities	325.9	93.1

Cash flows from investing activities:
Additions to property, plant and equipment	(117.4)	(101.6)
Sale of property, plant and equipment	3.0	12.9
Proceeds from divestitures	486.3	—
Purchase of intangible assets	—	(10.4)

Net cash flows from investing activities — continuing operations	371.9	(99.1)
Net cash flows from investing activities — discontinued operations	—	(26.4)

Net cash flows from investing activities	371.9	(125.5)

Cash flows from financing activities:
Net short-term borrowings	(3.7)	5.2
Repayment of long-term debt	(554.2)	(2.5)
Payment of intangible asset financing arrangement	(14.9)	—
Repurchase of ConAgra Foods, Inc. common shares	(85.6)	—
Cash dividends paid	(109.5)	(107.1)
Exercise of stock options and issuance of other stock awards	32.6	93.6
Other items	(2.4)	(1.4)

Net cash flows from financing activities — continuing operations	(737.7)	(12.2)
Net cash flows from financing activities — discontinued operations	—	—

Net cash flows from financing activities	(737.7)	(12.2)

Effect of exchange rate changes on cash and cash equivalents	—	(1.6)
Net change in cash and cash equivalents	(39.9)	(46.2)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	—	18.4
Less: Cash balance included in assets held for sale at end of period	—	22.6
Cash and cash equivalents at beginning of period	834.5	164.7

Cash and cash equivalents at end of period	$794.6	$114.3

See notes to the condensed consolidated financial statements.

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